EXHIBIT 3.2

ARTICLES SUPPLEMENTARY OF
BROADSTONE NET LEASE, INC.

BROADSTONE NET LEASE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:Pursuant to the Articles of Incorporation filed with the Department on October 18, 2007, as amended by the Articles of Amendment filed with the Department on September 14, 2020 (collectively, the “Charter”), the Corporation has (or prior to the effectiveness of these Articles Supplementary will have) authority to issue 520,000,000 shares of stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

SECOND:Pursuant to the authority expressly vested in the Board of Directors (the “Board”) of the Corporation pursuant to Article VI of the Charter, the Board has, by duly adopted resolutions, reclassified and designated 60,000,000 shares of authorized but unissued shares of Common Stock as shares of “Class A Common Stock” and has provided for the issuance of the shares of such class.  Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

THIRD:The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the class of shares of Class A Common Stock shall be as follows:

1.A class of Common Stock, designated as the “Class A Common Stock” is hereby established.  The number of authorized shares of Class A Common Stock shall initially be 60,000,000.

2.Except as set forth in paragraphs 3 and 4 of this Article THIRD, the shares of Class A Common Stock shall have preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption or otherwise, identical to the shares of Common Stock and all provisions of the Charter applicable to the shares of Common Stock shall apply to the shares of Class A Common Stock.  Without limiting the foregoing, the Class A Common Stock will be subject to the restrictions and limitation on ownership and transfer (as well as an exceptions thereto or exemptions therefrom) set forth or provided for under Article VII of the Charter of the Corporation, as though shares of Common Stock without further designation.

3.In addition to any other vote required by law, the affirmative vote or consent of the holders of shares representing at least a majority of the then issued and outstanding shares of Class A Common Stock, voting as a separate class, shall be required to approve any amendment to the Charter that would affect the holders of Class A Common Stock, as such, differently than the holders of Common Stock, as such.

4.Each issued and outstanding share of the Class A Common Stock shall, automatically and without any action on the part of the holder thereof, or otherwise, convert into one (1) issued and outstanding share of Common Stock (without further designation) at 5:01 p.m. Eastern Time on the date that is one hundred and eighty (180) calendar days after the date of the initial closing of the Corporation’s initial public offering of the Class A Common Stock, as contemplated by and pursuant to the Registration Statement on Form S-11 filed by the Corporation with the United States Securities and Exchange Commission (File No. 333-240381) and the Underwriting Agreement referred to therein.  Immediately upon and concurrent with such conversion, all of the shares of Class A Common Stock, whether or not then issued or outstanding, will, without further action, be and become shares of Common Stock (without further designation), and no shares of Class A Common Stock will remain issued or outstanding, as such, nor will any shares of Class A Common Stock remain authorized for issuance, as such, all such shares having then been replaced by corresponding shares of Common Stock, whether issued and outstanding or authorized but unissued, as applicable.

FOURTH:The foregoing action reclassifying and designating 60,000,000 shares of authorized but unissued shares of Common Stock as shares of “Class A Common Stock” has been approved by the Board in the manner and by the vote required by law.

FIFTH:Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board has, by duly adopted resolutions, resolved to prohibit the Corporation from electing to be subject to Sections 3-803, 3-804 and 3-805 of the MGCL, or any provision thereof, unless and to the extent such election, or the right of the Corporation to make such election, is first approved by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Corporation entitled to vote generally in the election of directors.

SIXTH:The foregoing action prohibiting the Corporation from electing to be subject to Sections 3-803, 3-804 and 3-805 of the MGCL without stockholder approval has been approved by the Board in the manner and by the vote required by law.

SEVENTH:These Articles Supplementary shall be effective at 5:02 p.m. Eastern Time on September 16, 2020.

EIGHTH:The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 14th day of September 2020.

Attest: By: /s/ John D. Moragne John D. Moragne EVP, Chief Operating Officer, and Secretary	BROADSTONE NET LEASE, INC. By: /s/ Christopher J. Czarnecki Christopher J. Czarnecki Chief Executive Officer and President

[Signature page to Broadstone net Lease, Inc.
Articles Supplementary]